Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SunTrust Banks, Inc. 2009 Stock Plan of our reports dated February 25, 2011, with respect to the consolidated financial statements of SunTrust Banks, Inc. and the effectiveness of internal control over financial reporting of SunTrust Banks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, Georgia
November 10, 2011